Exhibit 4.1
Confidential
Execution Copy

OMNITURE, INC.
COMMON STOCK PURCHASE AGREEMENT
January 27, 2009

i

TABLE OF CONTENTS
(continued)

ii

EXHIBITS
A            ENTERPRISE AGREEMENT
B            COMPLIANCE CERTIFICATE
C            SECRETARY’S CERTIFICATE
D            OPINION OF COUNSEL TO THE COMPANY

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OMNITURE, INC.
COMMON STOCK PURCHASE AGREEMENT
     THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of January 27, 2009 (“Effective Date”), and is among Omniture, Inc., a Delaware corporation (the “Company”), WPP Luxembourg Gamma Three Sarl, a company formed under the laws of Luxembourg, with a principal place of business located at 6 Rue Heine, L-1720 Luxembourg (the “Investor”) and, solely with respect to Sections 5.2 and 8 hereof, WPP Group USA, Inc., a Delaware corporation (“WPP USA”).
     WHEREAS, the Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act;
     WHEREAS, the Investor wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, 2,852,578 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”).
     WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering an Omniture Enterprise Channel Partner Agreement, substantially in the form attached hereto as Exhibit A (the “Enterprise Agreement”).
     WHEREAS, the Company and the Investor wish to set forth the terms and conditions upon which the Company will sell, and the Investor will purchase the Shares.
     NOW, THEREFORE, the parties hereto agree as follows:
SECTION 1
AUTHORIZATION, SALE AND ISSUANCE
     1.1 Authorization.  The Company will, prior to the Closing (as defined below), authorize the sale and issuance of the Shares.
     1.2 Sale and Issuance of Shares.  Subject to the terms and conditions of this Agreement, the Investor agrees to purchase, and the Company agrees to sell and issue to the Investor the Shares, at a cash purchase price per share equal to $8.76, which the parties acknowledge represents 100% of the arithmetic average of the closing prices for the Company’s Common Stock, as reported on the Nasdaq Global Select Market for the five (5) consecutive trading days ending on the trading day immediately prior to the date of Closing (the “Purchase Price”).

SECTION 2
CLOSING DATES AND DELIVERY
     2.1 Closing.  The purchase, sale and issuance of the Shares (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation One Market Street, Spear Tower, Suite 3300 San Francisco, California 94105, on the Effective Date, or such other date as the Company and the Investor shall agree.
     2.2 Delivery.  Within five (5) business days following the Closing, the Company will deliver to the Investor a certificate registered in the Investor’s name representing the number of Shares that the Investor is purchasing against payment of the Purchase Price, by wire transfer in accordance with the Company’s instructions, provided that the Shares shall be, and shall for all purposes be deemed to have been, issued as of the date of the Closing.
SECTION 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in writing in the (i) disclosure letter supplied by the Company to the Investor dated as of the date hereof (the “Disclosure Letter”), the contents of the Disclosure Letter will be deemed to be representations and warranties if made hereunder, (ii) the Company SEC Reports (as defined below), or (iii) the Financial Statements (including the notes thereto) (collectively, the “Disclosure Materials”), the Company represents and warrants to the Investor as of the Effective Date as follows:
     3.1 Organization; Standing and Power; Charter Documents; Significant Subsidiaries.
               (a) Organization; Standing and Power. The Company and each of its Significant Subsidiaries (as defined in Rule 1.02 of Regulation S-X as promulgated by the SEC, each a “Significant Subsidiary” and collectively, the “Significant Subsidiaries”) (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except in the case of good standing for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on the consolidated financial position, stockholders’ equity, results of operation, business or properties of the Company and its subsidiaries taken as a whole other than any change, event or circumstance to the extent resulting from or arising in connection with (A) economic or political conditions in general, including the recent economic downturn, and effects on the software or online commerce industry and/or (B) the securities or credit markets in general.
               (b) Charter Documents. The Company has delivered or made available to the Investor a true and correct copy of the Company’s Amended and Restated Certificate of Incorporation (including any Certificate of Designations) and Amended and Restated Bylaws, each as amended to date (collectively, the “Company Charter Documents”) and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents, except as would not reasonably be expected to have a Material Adverse Effect.
     3.2 Capital Structure.
          (a) Capital Stock.
               (i) The authorized capital stock of the Company consists of: (i) 250,000,000 shares of Common Stock, par value $0.001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). At the close of business on January 22, 2009: (i) 73,007,740 shares of Common Stock were issued and outstanding, (ii) no shares of Common Stock were issued and held by the Company in its treasury, and (iii) no shares of Preferred Stock were issued and outstanding. Since the close of business on January 22, 2009 through the execution of this Agreement, the Company has not issued any shares of Common Stock, other than pursuant to the exercise of Company Options (as defined below) outstanding as of January 22, 2009 and granted pursuant to the Company Stock Plans (as defined below).
               (ii) All of the outstanding shares of capital stock of the Company are and all of the Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement will be validly issued, fully paid and nonassessable and will be free of any lien, charge or encumbrance other than (x) limitations on transfer under this Agreement and under applicable laws, and (y) any lien, charge or encumbrance resulting from actions or omissions of the Investor.
          (b) Stock Options. As of the close of business on January 22, 2009: (i) 13,147,937 shares of Common Stock were subject to issuance pursuant to outstanding options to purchase or rights to purchase or acquire Common Stock or stock appreciation rights (the “Company Options”) under the stock option, stock award, stock appreciation or phantom stock plans of the Company (the “Company Stock Plans”), (ii) 4,804,233 shares of Common Stock were available for future issuance under the Company Stock Plans, (iii) 1,563,622 shares of Common Stock were available for future issuance under the employee stock purchase plan of the Company and (iv) 378,828 shares of Common Stock were subject to issuance pursuant to outstanding options, rights or warrants to purchase Common Stock issued other than pursuant to the Company Stock Plans and the Company employee stock purchase plan. Since the close of business on January 22, 2009 through the execution of this Agreement, no Company Options have been granted and no additional shares of Common Stock have been reserved for future issuance pursuant to Company Options or other equity-based awards available for grant under the Company Stock Plans. There are no outstanding or authorized phantom stock or other similar rights (whether payable in stock, cash or other property) with respect to the Company.
          (c) Other Securities.
               (i) Except as otherwise set forth in Section 3.2(a) and (b) above, as the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, or other voting securities of the Company, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking.
               (ii) All outstanding shares of Common Stock, and all outstanding Company Options have been issued and granted in compliance in all material respects with all applicable securities laws.

     3.3 Authority; Non-Contravention; Necessary Consents.
          (a) Authority. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company to authorize this Agreement. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and general equity principles.
          (b) Non–Contravention. The execution and delivery of this Agreement by the Company does not, and performance by the Company of its obligations hereunder will not: (i) conflict with or violate the Company Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.3(c), conflict with or violate any material law, administrative regulation or ruling, or court decree applicable to the Company (“Legal Requirement”), or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or materially alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any pledges, claims, liens, charges, encumbrances, and security interests (collectively, “Liens”) on any of the properties or assets of the Company pursuant to, any Material Contract except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For the purposes of this Agreement, the term “Material Contract” means all agreements filed or incorporated by reference by the Company in the Company SEC Reports pursuant to Section 10 of Item 601(b) of Regulation S-K promulgated under the Securities Act to which the Company or any Significant Subsidiary is a party or to which any of the property or assets of the Company or any Significant Subsidiary are subject.
          (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any court, governmental agency or body (“Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement and the performance of the Company of its obligations hereunder, except: (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and satisfaction of such other requirements of the comparable applicable laws of other jurisdictions, (ii) any filing of Form D under Regulation D under the Securities Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country and (iv) such other consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     3.4 SEC Filings; Financial Statements.
          (a) SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2008. The Company has made available to the Investor all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents are referred to herein as the “Company SEC Reports.” As of their respective dates, or, if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement, each Company SEC Report (i) complied in all material respects with the requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Report and (ii) did not at the time it was filed (or became effective in the case of a registration statement), or if amended, supplemented or superseded by a filing prior to the date of this Agreement then on the date of such superseding filing, amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (b) Financial Statements. The financial statements of the Company included in the Company SEC Reports (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or, if an amendment with respect to any such document was filed, when such amendment was filed). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in the Financial Statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Since September 30, 2008 (the “Balance Sheet Date”) (a) there has been no event, occurrence or development that has or that could reasonably be expected to result in a Material Adverse Effect, (b) neither the Company nor any Significant Subsidiary has incurred any liabilities (contingent or otherwise) other than (x) liabilities incurred in the ordinary course of business and (y) liabilities not required to be reflected in the Financial Statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (c) the Company has not altered its method of accounting or the identity of its independent registered public accounting firm and (d) the Company has not declared or made any payment or distribution of cash or other property to its stockholders or officers or directors (other than in compliance with existing Company Stock Plans) with respect to its capital stock, or purchased, redeemed (or made any agreements to purchase or redeem) any shares of its capital stock.
     3.5 Absence of Certain Changes or Events.  Since the Balance Sheet Date and other than repurchases of Common Stock pursuant to the terms of equity awards under Company Options or Company Stock Plans, there has not been (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, or (ii) any split, combination or reclassification of any of the Company’s capital stock.
     3.6 Compliance.  Neither the Company nor any of its Significant Subsidiaries is (i) in default under or in violation of nor has the Company or any of its Significant Subsidiaries received written notice of a claim that it is in default under any Material Contract, (ii) in violation of any order of any Governmental Entity, or (iii) in violation of any statute, rule or regulation of any Governmental Entity, in each case of clause (i), (ii) or (iii) above, except as would not reasonably be expected to have or result in a Material Adverse Effect.
     3.7 Litigation.  There are no claims, suits, actions, judgments or proceedings pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Significant Subsidiaries, by or before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions, judgments or proceedings, to have a Material Adverse Effect. For the purposes of this Agreement, the term “knowledge” means the actual knowledge of the executive officers of the Company.
     3.8 Brokers’ and Finders’ Fees.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, in any case, for which the Company or any of its Subsidiaries will be liable or have any obligations.
SECTION 4
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
     The Investor hereby represents and warrants to the Company as follows:
     4.1 No Registration.  The Investor understands that the Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein or otherwise made pursuant hereto.
     4.2 Investment Intent.  The Investor is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Shares.
     4.3 Investment Experience .  The Investor has substantial experience in evaluating and investing in private placement transactions of securities and acknowledges that the Investor can protect its own interests. The Investor has such knowledge and experience in financial and business matters so that the Investor is capable of evaluating the merits and risks of its investment in the Company.
     4.4 Speculative Nature of Investment.  The Investor understands and acknowledges that an investment in the Company is highly speculative and involves substantial risks. The Investor can bear the economic risk of the Investor’s investment and is able, without impairing the Investor’s financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of the Investor’s investment.
     4.5 Access to Data.  The Investor has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning this Agreement, the exhibits and schedules attached hereto and the transactions contemplated hereby, as well as the Company’s business, management and financial affairs, which questions were answered to its satisfaction. The Investor believes that it has received all the information the Investor considers necessary or appropriate for deciding whether to purchase the Shares. The Investor acknowledges that it is relying solely on its own counsel and not on any statements or representations of the Company or its agents for legal advice with respect to this investment or the transactions contemplated by this Agreement.

     4.6 Accredited Investor.  The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act.
     4.7 Residency.  The Investor’s principal place of business is correctly set forth on the initial page of this Agreement.
     4.8 Rule 144.  The Investor acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit resale of shares purchased in a private placement subject to the satisfaction of certain conditions. The Investor acknowledges that, in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Shares or the underlying Common Stock.
     4.9 Authorization.
          (a) The Investor has all requisite power and authority to execute and deliver this Agreement, to purchase the Shares hereunder and to carry out and perform its obligations under the terms of this Agreement. All action on the part of the Investor necessary for the authorization, execution, delivery and performance of this Agreement has been taken or will be taken prior to the Closing.
          (b) This Agreement, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms except: (i) as limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and any other laws of general application affecting or relating to enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.
          (c) No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Investor in connection with the execution and delivery of this Agreement by the Investor or the performance of the Investor’s obligations hereunder or thereunder.
     4.10 Brokers or Finders.  The Investor has not engaged any brokers, finders or agents, and the Company has not and will not incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.
     4.11 Tax Advisors.  The Investor has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, the Investor relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
     4.12 Representations by Non-United States persons.  The Investor hereby represents that the Investor is satisfied as to the full observance of the laws of the Investor’s jurisdiction in connection with any invitation to subscribe for the Shares and or any use of this Agreement and the Warrant (as defined in the Enterprise Agreement), including (i) the legal requirements within the Investor’s jurisdiction for the purchase of the Shares, the issuance of the Warrant and the purchase of the Warrant Shares (as defined in the Enterprise Agreement, the “Warrant Shares”), (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of such securities. The Investor’s subscription and payment for, and the Investor’s continued beneficial ownership of, the Shares and the Warrant Shares will not violate any applicable securities or other laws of the Investor’s jurisdiction.
SECTION 5
ADDITIONAL COVENANTS
     5.1 Restrictions on Transfer.  The Shares and the Warrant Shares shall not be Transferred, except upon the conditions specified in this Agreement. The Investor will cause any transferee who receives the Shares or Warrant Shares in a Transfer permitted under this Agreement other than a sale pursuant to (i) an effective registration statement under the Securities Act or (ii) Rule 144 under the Securities Act to assume in writing the obligations and restrictions of the Investor under this Agreement, and the other restrictions set forth in this Section 5. For the purpose of this Agreement, the terms “Transfer,” “Transferring,” “Transferred,” or words of similar import, mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.
     5.2 Standstill.  For a period commencing on the Effective Date and ending on July 27, 2010, neither the Investor nor WPP USA, whether directly or indirectly through one or more intermediaries, including any of their respective Affiliates or Representatives of any of the foregoing (but, as to Representatives, only if acting in a representative capacity) shall, without the prior written consent of the Company or its Board of Directors:
          (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; notwithstanding the foregoing, the Investor may acquire voting securities of the Company amounting to not more than five percent (5%) of the Company’s outstanding voting securities (in addition to the Shares purchased under this Agreement and any Warrant Shares acquired pursuant to the Enterprise Agreement);
          (b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company;
          (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets;
          (d) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, in connection with any of the foregoing;

          (e) otherwise act or seek to control or influence the management, Board of Directors or policies of the Company;
          (f) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in clauses (a) through (e) above; or
          (g) request the Company or any of its Affiliates or Representatives, directly or indirectly, to amend or waive any provision of this paragraph.
     Notwithstanding the foregoing, (1) nothing in this Section 5.2 shall prohibit the Investor or its Affiliates or Representatives from making, or require the Investor or any of its Representatives to obtain the consent of the Company or its Board of Directors to make, one or more proposals to the Company or its Board of Directors or any committee thereof to acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, 100% of the voting securities of the Company, provided that such proposal would not be required to be made public by Investor, WPP USA, or any of their respective Affiliates or the Company by law, rule, regulation or the requirements of any exchange on which the Company’s stock is listed, and (2) the restrictions contained in this Section 5.2 shall become inoperative upon the earlier of (i) the Company entering into a definitive agreement with respect to a Combination (as defined below); or (ii) the expiration of ten (10) business days following the commencement of an unsolicited tender or exchange offer involving the Company or its securities made by any third party other than Investor, WPP USA, or any of their respective Affiliates. For purposes of this Section 5.2, when two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of a Company, such syndicate or group shall be deemed a “person”.
     For the purposes of this Agreement, (a) the term “Combination” means a transaction or series of related transactions in which (i) a “person” acquires, directly or indirectly, securities representing 50% or more of the voting power of the outstanding securities of the Company or properties or assets constituting 50% or more of the consolidated assets of the Company and its subsidiaries or (ii) the Company issues securities representing 50% or more of its total voting power, including, in the case of clauses (i) and (ii), by way of a merger or other business combination with the Company or any of its subsidiaries; (b) the term “Representative” means as to any person, its directors, officers, employees, agents and advisors (including, without limitation, financial advisors, attorneys and accountants); and (ii) “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual, and (c) the term “Affiliate” means as to any person, any entity in which such person owns or controls, directly or indirectly, a majority of the outstanding shares, securities or equity interests of such entity or has the power to elect or appoint, by agreement or otherwise, a majority of the board of directors (or comparable governing body) of such entity and/or any parent company or entity that owns or controls a majority of the outstanding shares, securities, or equity interests of such person or has the power to elect or appoint, by agreement or otherwise, a majority of the board of directors (or comparable governing body) of such person, or any person that is under common control with such person, including international Affiliates of such person.
     5.3 Market Standoff.
          (a) Until July 27, 2010 (the “Market Standoff Period”) the Investor will not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of Common Stock (including, without limitation, shares of Common Stock of the Company which may be deemed to be beneficially owned by the undersigned on the date hereof in accordance with the rules and regulations of the SEC, shares of Common Stock which may be issued upon exercise of a stock option or warrant and any other security convertible into or exchangeable for Common

Stock) or enter into any Hedging Transaction (as defined below) relating to the Common Stock (each of the foregoing referred to as a “Disposition”) during the Market Standoff Period. The foregoing restriction is expressly intended to preclude the undersigned from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Disposition during the Market Standoff Period even if the securities would be disposed of by someone other than the undersigned. “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock.
          (b) If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, Investor shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by Investor (other than those included in the registration) during the 90-day period following the effective date of a registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in Rule 2711 of the Financial Industry Regulatory Authority or Rule 472(f)(4) of the New York Stock Exchange, or any successor provisions or amendments thereto), provided that all officers and directors of the Company are bound by and have entered into an agreement in substantially the same form covering all outstanding voting securities of the Company of which they are deemed to have beneficial ownership for purposes of Section 13(d) of the Exchange Act and the rules promulgated by the SEC thereunder. The obligations described in this Section 5.3(b) shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 5.4 with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such 90-day (or other) period. Investor agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 5.3(b); provided that all officers and directors of the Company are bound by and have entered into an agreement in substantially the same form covering all outstanding voting securities of the Company of which they are deemed to have beneficial ownership for purposes of Section 13(d) of the Exchange Act and the rules promulgated by the SEC thereunder. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to the Investor.
     5.4 Restrictive Legends.  Each certificate representing the Shares shall be stamped or otherwise imprinted with the following or similar legends:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN A COMMON STOCK PURCHASE AGREEMENT TO WHICH THE ORIGINAL HOLDER OF THESE SHARES WAS A PARTY, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.
     The Investor consents to the making of a notation by the Company on its records and giving instructions to any transfer agent of its capital stock in order to implement the restrictions on transfer established in this Agreement.
     5.5 Notice of Proposed Transfers. No Transfer (other than (i) a sale made pursuant to a registration statement filed under the Securities Act and declared effective by the SEC for which no stop order has been issued and is then existing or (ii) a sale made in accordance with the applicable provisions of Rule 144) of Shares or Warrant Shares shall be made by the Investor to any person unless such person shall first agree in writing to be bound by the restrictions of this Agreement, including without limitation this Section 5. Prior to any proposed Transfer of any Shares or any Warrant Shares, unless there is in effect a registration statement under the Securities Act covering the proposed Transfer or such Transfer is made pursuant to Rule 144, the holder thereof shall give written notice to the Company of such holder’s intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer, sale, assignment or pledge in reasonable detail, and, if requested by the Company, the Investor shall also provide, at the Investor’s expense, a written opinion of legal counsel (who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company) addressed to the Company, to the effect that the proposed Transfer of the Shares or Warrant Shares may be effected without registration under the Securities Act and under applicable state securities laws and regulations. Subject to the terms of this Section 5, upon delivery to the Company of such notice and, if required, such opinion, the Investor shall be entitled to Transfer such Shares or Warrant Shares, as the case may be, in accordance with the terms of such notice. Each certificate evidencing the Shares or the Warrant Shares transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144 or pursuant to an effective registration statement, the appropriate restrictive legend set forth in Section 5.4 above or in the Warrant (as defined in the Enterprise Agreement), as the case may be, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for Investor and counsel for the Company, such legend is not required in order to establish or ensure compliance with the provisions of the Securities Act and this Agreement. Without limiting the foregoing, the Company shall not permit any Transfer of the Shares or the Warrant Shares on its books and records and any attempted Transfer of any Shares or Warrant Shares shall be void unless or until the person or entity to whom such Shares or Warrant Shares are to be Transferred shall have executed and delivered to the Company a written agreement satisfactory to the Company to be bound by all the terms of this Agreement.

SECTION 6
CONDITIONS TO INVESTOR’S OBLIGATIONS TO CLOSE
     The Investor’s obligation to purchase the Shares at the Closing is subject to the fulfillment on or before the Closing of each of the following conditions, unless waived by the Investor:
     6.1 Representations and Warranties.  Except as disclosed in writing in the Disclosure Materials, the representations and warranties made by the Company in Section 3 shall be true and correct as of the date of the Closing Date.
     6.2 Covenants.  The Company shall have performed or complied with all covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing in all material respects.
     6.3 Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement, except for such as may be properly filed subsequent to Closing, shall be obtained and effective as of the Closing.
     6.4 Closing Deliverables.  The Company shall have delivered to counsel to the Investor the following:
          (a) a duly executed copy of this Agreement.
          (b) a duly executed copy of the Enterprise Agreement.
          (c) a certificate executed by the Chief Executive Officer, President or Chief Financial Officer of the Company on behalf of the Company, in substantially the form attached hereto as Exhibit B, certifying the satisfaction of the conditions to closing listed in Sections 6.1 and 6.2.
          (d) a certificate of the Secretary of State of the State of Delaware, dated as of a date within five days of the date of the Closing, with respect to the good standing of the Company.
          (e) a certificate of the Company executed by the Company’s Secretary, in substantially the form attached hereto as Exhibit C, attaching and certifying to the truth and correctness of (1) the Amended and Restated Certificate of Incorporation of the Company, (2) the Amended and Restated Bylaws of the Company and (3) the board resolutions adopted in connection with the transactions contemplated by this Agreement.
          (f) an opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, dated as of the Closing, in substantially the form attached hereto as Exhibit D.

SECTION 7
CONDITIONS TO COMPANY’S OBLIGATION TO CLOSE
     The Company’s obligation to sell and issue the Shares at the Closing is subject to the fulfillment on or before such Closing of the following conditions, unless waived by the Company:
     7.1 Representations and Warranties.  The representations and warranties made by the Investor in such Closing in Section 4 shall be true and correct when made and shall be true and correct as of the date of the Closing.
     7.2 Covenants.  The Investor shall have performed or complied with all covenants, agreements and conditions contained in the Agreement to be performed or complied with by the Investor on or prior to the date of such Closing in all material respects.
     7.3 Compliance with Securities Laws.  The Company shall be satisfied that the offer and sale of the Shares shall be qualified or exempt from registration or qualification under all applicable federal and state securities laws (including receipt by the Company of all necessary blue sky law permits and qualifications required by any state, if any).
     7.4 Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement, except for such as may be properly filed subsequent to Closing, shall be obtained and effective as of the Closing.
     7.5 Closing Deliverables.  The Investor shall have delivered to counsel to the Company the following:
          (a) a duly executed copy of this Agreement.
          (b) a duly executed copy of the Enterprise Agreement.
          (c) Twenty-five million dollars ($25,000,000.00) by wire transfer of immediately available funds to the account specified by the Company.
SECTION 8
MISCELLANEOUS
     8.1 Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investor.
     8.2 Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand, messenger or courier service addressed:

          (a) if to the Investor, to the attention of Lance Maerov, Senior Vice President, Corporate Development, WPP Group USA, Inc., at 125 Park Avenue, 4th Floor, New York, New York 10017-5529, Facsimile Number: (212) 632-2453, or at such other current address or facsimile number as the Investor shall have furnished to the Company, with a copy (which shall not constitute notice) to Curt C. Myers, Davis & Gilbert LLP, 1740 Broadway, New York, New York 10019, Facsimile Number (212) 468-4888; or
          (b) if to the Company, to the attention of the Chief Executive Officer of the Company at 550 East Timpanogos Circle, Orem, Utah 84097, Facsimile Number: (801) 722.7005 or at such other current address or facsimile number as the Company shall have furnished to the Investor, with copies (which shall not constitute notice) to (1) the Company’s Chief Legal Officer at 550 East Timpanogos Circle, Orem, Utah 84097, Facsimile Number: (801) 722.7005 or at such other current address or facsimile number as the Company shall have furnished to the Investor; and (2) Robert G. O’Connor, Wilson Sonsini Goodrich & Rosati, P.C., One Market Street, Spear Tower, Suite 3300, San Francisco, California 94105, Facsimile Number: (415) 947.2099
     Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day, in either case with a copy of such notice or other communication sent by hand, messenger, courier service or registered or certified mail within three (3) business days.
     8.3 Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.
     8.4 Expenses.  The Company and the Investor shall each pay the fees and expenses of their own respective counsel, advisers, accountants, and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.
     8.5 Disclosure.  This Agreement and its terms shall be held in strict confidentiality by each party, and neither the Company nor the Investor (including, without limitation, employees, advisors, representatives, affiliates or agents of either party) shall disclose or reveal in any way this Agreement or any of the terms hereof to any third party without the prior written consent of the other party. Notwithstanding the foregoing and based on consultation with inside or outside legal counsel, either party may disclose information concerning this Agreement as required by the rules, orders or regulations of a government or governmental agency (including, without limitation, any rule, regulation or policy of the SEC or any national securities exchange, market or automated quotation system on which such party’s securities are listed or quoted). Prior to any such disclosure however, either party will promptly notify the other party of the scope of and basis for such disclosure. In the event that either party determines that this Agreement or a portion thereof is required to be filed with the SEC, such party will, if requested by the other party, use commercially reasonable efforts to obtain confidential treatment for the portions of this Agreement for which the other party requested such confidential treatment. Notwithstanding the foregoing, the Company and the Investor intend to issue a press release on or shortly after the date of Closing in a form mutually acceptable to both the Company and the Investor.

     8.6 Survival.  The representations, warranties, covenants and agreements made in this Agreement shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby for one year from the date of the Closing.
     8.7 Successors and Assigns.  This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
     8.8 Entire Agreement.  This Agreement, the Enterprise Agreement, including and that certain Letter Agreement by and between the Company and the Investor dated January 16, 2009 (the “Confidentiality Agreement”), together with all schedules, exhibits, annexes hereto and thereto and the Disclosure Letter, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.
     8.9 Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.
     8.10 Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.
     8.11 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
     8.12 Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

     8.13 Jurisdiction; Venue.  With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Salt Lake County in the State of Utah (or in the event of exclusive federal jurisdiction, the courts of the District of Utah).
     8.14 Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.
     8.15 Attorney’s Fees.  In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
     8.16 Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.
(signature page follows)

     The parties are signing this Common Stock Purchase Agreement as of the Effective Date.

“COMPANY”

OMNITURE, INC., a Delaware corporation

By:	/s/ Joshua G. James

Name: Joshua G. James Title: President and Chief Executive Officer
(Signature page to the Common Stock Purchase Agreement)

     The parties are signing this Common Stock Purchase Agreement as of the Effective Date.

“INVESTOR”

WPP LUXEMBOURG GAMMA THREE SARL, a company formed under the laws of Luxembourg

By:	/s/ Thiemy Lenders
Name: Thiemy Lenders
Title: Manager
(Signature page to the Common Stock Purchase Agreement)

     The parties are signing this Common Stock Purchase Agreement as of the Effective Date.

“WPP”

WPP GROUP USA, INC.* a Delaware corporation

By:	/s/ Kevin Farewell
Name: Kevin Farewell Title: Assistant Treasurer, VP and Senior Tax Counsel

*	Solely for the purposes of Sections 5.2 and 8.
(Signature page to the Common Stock Purchase Agreement)